Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

As of March 10, 2020, Cutera, Inc. (the “Company”, “we”, “us” or “our”) has one class of capital stock registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is the Company’s common stock, par value $0.001 per share (“Common Stock”).

The following description of our Common Stock and Preferred Stock (as defined below) is only a summary and does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation (“Certificate”) and Amended and Restated Bylaws (“Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 forms a part. We encourage you to read our Certificate, our Bylaws and the applicable provisions of Delaware General Corporation Law (“DGCL”), for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 55,000,000 shares comprised of two classes: (i) 50,000,000 shares of Common Stock, of which [●] shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), of which no shares are issued and outstanding.

Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. The holders of a majority of the Common Stock issued, outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of stockholders. The foregoing voting rights are subject to any voting rights of any series of Preferred Stock, which may be issued in the future. Subject to preferences that may be granted to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably only those dividends as may be declared by our Board of Directors of the Company (the “Board of Directors”) out of funds legally available therefor. Dividends may be paid in cash, in property or in shares of the Company’s capital stock. Any future determination relating to dividend rights will be made at the discretion of the Board of Directors and will depend on a number of factors then existing, including earnings, capital requirements, financial condition, prospects and other factors that the Board of Directors may deem relevant.

In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. No shares of Preferred Stock are outstanding, and we have no present plan to issue any shares of Preferred Stock.

[Registration Rights]

Anti-Takeover Effects of Provisions of the Certificate and Bylaws

Because our stockholders do not have cumulative voting rights, our stockholders representing a majority of the shares of Common Stock outstanding will be able to elect all of our directors. Our Certificate and Bylaws will provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our Board of Directors, chairman of the Board of Directors, chief executive officer, or president (in the absence of a chief executive officer) may call a special meeting of stockholders. Our Certificate requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provision of our Certificate and Bylaws relating to the absence of cumulative voting, the requirement that stockholder actions be effected at a duly called meeting and the designated parties entitled to call a special meeting of the stockholders.

The combination of the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Since our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated Preferred Stock makes it possible for our Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

We are also subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions: (i) before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder; (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Exchange Listing

Our Common Stock is listed on The NASDAQ Global Select Market under the trading symbol “CUTR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.